Exhibit 3.8 (a)

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CP LAUGHLIN REALTY, LLC”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF DECEMBER, A.D. 2006, AT 1:38 O’CLOCK P. M.

3688341 8100	/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State
061200822	AUTHENTICATION: 5317702

DATE: 12-29-06

State of Delaware Secretary of State Division of Corporations Delivered 01:51 PM 12/29/2006 FILED 01:38 PM 12/29/2006 SRV 061200822 – 3688341 FILE
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company. CP Laughlin Realty, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: See Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29th day of December, A.D. 2006.

By:	/s/ Theodore R. Mite
Authorized Person(s)

Name:	CSC Holding, LLC, its Member
Print or Type

Exhibit A
The Certificate of Formation of CP Laughlin Realty, LLC, a Delaware limited liability company (the “Company”), is hereby amended by adding the following as Article 3:
     Purpose. The Company is formed for the purpose of (i) acquiring, owning, and leasing the real property and improvements on which the River Palms Hotel and Casino, Laughlin, Nevada, is located; (ii) entering into the Financing Documents and any and all documents contemplated by the Financing Documents and the performance of the obligations of the Company thereunder, including the grant of guarantees, the grant of security and the compliance with the affirmative and negative covenants, registration rights agreements, indemnities, representations and warranties and other agreements and obligations set forth therein; and (III) engaging in any other lawful act or activity. The Company shall have all the powers necessary, incidental, or convenient to effect any purpose for which it is formed, including all powers granted by the Act. For purposes of this Article, “Financing Documents” shall mean (i) the Credit Agreement to be entered into by and among Wimer OpCo, LLC (d/b/a Tropicana Entertainment)(“Tropicana Entertainment”), Wimar OpCo Intermediate Holdings, LLC, CP Laughlin Realty, LLC, Columbia Properties Vicksburg, LLC, JMBS Casino LLC, Credit Suisse, as Administrative and Collateral Agent, the other Agents and Arrangers party thereto and the Lenders party thereto (the “Credit Agreement”), (ii) each other Loan Document (as defined in the Credit Agreement), (iii) the Indenture, to be dated on or about December 28, 2006 (the “Indenture”), among Tropicana Entertainment, Wimar OpCo Finance Corp. (d/b/a Tropicana Finance) (“Tropicana Finance” and, together with Tropicana Entertainment, the “Issuers”) and U.S. Bank National Association, as trustee (the “Trustee”), to be supplemented by the Supplemental Indenture to be dated on or about January 3, 2007, among the Notes Guarantors identified therein (including the Company), the Issuers and the Trustee, (iv) the Securities (as defined in the Indenture) to be issued under the Indenture, (v) the Purchase Agreement dated December 14, 2006, among the Issuers and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers identified therein, together with the counterparts thereto executed by the guarantors of the Securities (including the Company), and (vi) the Registration Rights Agreement to be dated on or about December 28, 2006, among the Issuers and Credit Suisse Securities (USA) LLC, as representative of the Initial purchasers identified therein, together with the counterparts thereto executed by the guarantors of the Securities (including the Company), in each case as such agreements and documents may be amended, modified or supplemented from time to time.